Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Sunrise Senior Living, Inc.:

Registration Statement Number	Form	Description
333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended
333-26837	Form S-8	1997 Stock Option Plan
333-57293	Form S-8	1998 Stock Option Plan
333-78313	Form S-8	1999 Stock Option Plan
333-38432	Form S-8	2000 Stock Option Plan
333-61918	Form S-8	2001 Stock Option Plan
333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan
333-109228	Form S-8	2003 Stock Option and Restricted Stock Plan
333-160796	Form S-8	2008 Omnibus Incentive Plan
333-167023	Form S-8	2008 Omnibus Incentive Plan, as Amended

of our report dated May 22, 2012, with respect to the combined financial statements of MetSun Two Pool Two, LLC and MetSun Three Pool One, LLC, included in this Form 8-K/A of Sunrise Senior Living, Inc.

McLean, Virginia May 29, 2012	/s/ Ernst & Young LLP